Letter to customer

Dear NAME;

It is with great pleasure that we announce to you today that our company has entered into a definitive agreement under which a subsidiary of AT&T has made an offer to acquire Superclick, Inc. We are honored to have our business recognized and to be courted by such a premier, internationally recognized brand and company. We are confident that this transaction will allow our company to continue in its growth and see our technology adopted across many applications.

You will find enclosed a news release with more information on the proposed agreement. Though AT&T is looking to acquire our company, please take note that the transaction has not yet been finalized. The definitive agreement has been approved by the Board of Directors and must now proceed to a shareholder vote. We expect the results of the shareholder vote to be announced in the fourth quarter of 2011.

Rest assured and know that it will be business as usual during this time. You and all of our valued Superclick customers can expect to receive the same level of exceptional service and support that you are accustomed to – that will not change or be interrupted. We will be working hard to ensure a smooth process and potential transition.

We are committed to maintaining open lines of communication with you, our customers, on any questions that may arise. Please do not hesitate to contact your client representative at any time should you have any questions or concerns during this transitional period. They are available and ready to answer any questions or concerns you might have in light of this announcement.

I would like to thank you for your continued support and commitment to our company over the years. It is with your help that we have grown to become a technology leader in IP infrastructure management and converged network solutions. We look forward to continuing on with you in this relationship and will keep you informed as this new exciting chapter in Superclick history unfolds.

Sincerely,

Sandro Natale
Founder, President and CEO of Superclick